UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUDIBLE, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUDIBLE, INC.
1 Washington Park - 16th Floor
Newark, New Jersey 07102-3116
(973) 820-0400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2007

The annual meeting of stockholders of Audible, Inc. (the “Company”), a Delaware corporation, will be held on June 20, 2007, at 10:00 a.m., local time, at the offices of the Company, 1 Washington Park - 16th Floor, Newark, New Jersey 07102, for the following purposes:

1.	To elect one director to serve until the 2010 annual meeting of stockholders and until its successors are elected and duly qualified; and

2.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on April 24, 2007 as the record date for the determination of the stockholders entitled to notice of, and to vote at the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof.

We cordially invite all stockholders to attend the annual meeting in person. However, regardless of whether you plan to attend the annual meeting in person, we urge you to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if you mail the proxy in the United States. Stockholders who attend the annual meeting may revoke their proxy and vote their shares in person.

                                        By Order of the Board of Directors,

                                /s/ Helene Godin
                           Helene Godin
                           Secretary

Newark, New Jersey
April 30, 2007

AUDIBLE, INC.
1 Washington Park - 16th Floor
Newark, New Jersey 07102-3116
(973) 820-0400

PROXY STATEMENT

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the Board of Directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about May 10, 2007.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

You can vote your shares if our records show that you owned shares of our common stock as of April 24, 2007. On that date, a total of 24,275,258 shares of common stock were outstanding and entitled to vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held by such stockholder. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the annual meeting, the proxy holders will vote your shares as they determine, in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in “street name“?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

How are votes counted?

We will hold the annual meeting if there is a quorum. In order to have a quorum, the holders of a majority of our issued and outstanding shares of common stock must either sign and return their proxy cards or attend the annual meeting. If you sign and return your proxy card, your shares will he counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. Broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Therefore, with respect to the proposal set forth herein a broker non-vote will have the same effect as a negative vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the election of directors. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our directors and employees may contact you by telephone, by mail, or in person. None of our directors or employees will receive any extra compensation for any such solicitation.

ANNUAL REPORT

Our annual report on Form 10-K to stockholders for the fiscal year ended December 31, 2006 is included in the mailing of this Proxy Statement. We refer you to this report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material. ADDITIONAL COPIES OF THE FORM 10-K WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO AUDIBLE, INC., 1 WASHINGTON PARK - 16TH FLOOR, NEWARK, NJ 07102-3116, ATTENTION: CHIEF FINANCIAL OFFICER.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. The number of directors is determined from time to time by the Board of Directors. We currently have seven (7) members on our Board of Directors. The number of directors may be increased to a maximum of nine. One (1) director is to be re-elected at our 2007 annual meeting to serve until the 2010 annual meeting of stockholders and until its successor is elected and duly qualified and one (1) current director whose term expires at our 2007 annual meeting will not be standing for re-election at the annual meeting. Generally, a single class of directors is elected each year at the annual meeting. Each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified.

In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or the size of the Board of Directors may be reduced in accordance with our by laws. The Board of Directors has no reason to believe that the person named will be unable or unwilling to serve as a nominee or as a director if elected.

Set forth below is certain information concerning the nominee and the other incumbent directors:

Directors to be Elected for a Term Ending in 2010

Oren Zeev, age 42, has been a director since August 2003.  Mr. Zeev is currently an independent investor.  Mr. Zeev was employed at Apax Partners, L.P. from 1995 to 2007, and served as a partner since 1999.  In his most recent position at Apax Partners, Mr. Zeev headed  the Tech & Telecom Group in the U.S. Mr. Zeev has extensive experience investing in areas such as digital media and consumer driven electronics. Prior to joining Apax Partners in 1995, Mr. Zeev was a research staff member at the IBM Israel Science and Technology Center. Mr. Zeev also serves on the Board of Directors of Mobixell Networks, Transera Communications, Inc., Pictage Inc, and Smartshopper Inc.

Continuing Directors Whose Terms Expire in 2008

Donald R. Katz, age 55, has been the Chairman of our Board of Directors since April 1999, and a director since co-founding the Company in November 1995. Since July 2001, Mr. Katz has been serving as our Chief Executive Officer. From October 1999 to February 2000 and from November 1995 to March 1998, Mr. Katz served as our President and Chief Executive Officer. Prior to co-founding the Company, Mr. Katz was an author, business journalist and media consultant for over 20 years.

Richard Sarnoff, age 48, has been a director since March 2001. Mr. Sarnoff has been President of Bertelsmann Digital Media Investments (formerly Random House Ventures) and Executive Vice President of Random House, Inc. since March 2000.  Mr. Sarnoff became a member of the Supervisory Board of Bertelsmann AG, the parent company of Random House, Inc., in 2002.  Previously, Mr. Sarnoff served as Executive Vice President and Chief Financial Officer of Random House, Inc., after having worked in the same capacity at Bantam Doubleday Dell, Inc.  Mr. Sarnoff also currently serves on the Board of Directors of Activision (NASDAQ: ATVI), The Princeton Review, Inc. (NASDAQ: REVU), Xlibris, Inc., American Reading Company, and Vocel, Inc., and as Chairman of the Board of the American Association of Publishers.

William H. Washecka, age 59, has been a director since June 2004. Since August 2002, Mr. Washecka has been an independent consultant. From December 2004 to December 2006, Mr. Washecka was the Chief Financial Officer of Prestwick Pharmaceuticals Inc. From June 2001 to August 2002, he was Executive Vice President and Chief Financial Officer of USinternetworking, Inc. While serving in this capacity, Mr. Washecka led USinternetworking through a restructuring under a Chapter 11 bankruptcy proceeding. Prior to that time, from 1972, Mr. Washecka was employed by Ernst & Young LLP where he was promoted to partner in 1986. Mr. Washecka is a certified public accountant. Mr. Washecka is also a director of Online Resources Corporation, a Nasdaq-listed outsourcer of online banking and payment services, and Avalon Pharmaceuticals, a Nasdaq-listed biopharmaceutical company focused on the discovery and development of potential first-in-class cancer therapeutics.

Continuing Directors Whose Terms Expire 2009

Gary L. Ginsberg, age 43, has been a director since April 2001. Since January 1999, Mr. Ginsberg has been serving as Executive Vice President of Investor Relations and Corporate Communications of News Corporation, and as a member of the News Corporation’s Executive Management Committee since June 2000. Prior to joining News Corporation, Mr. Ginsberg served as Managing Director at the New York based strategic consulting firm of Clark & Weinstock from November 1996 until December 1998. Mr. Ginsberg also served as Senior Editor and Counsel of George Magazine from March 1995 until November 1996.

Johannes Mohn, age 57, has been a director since April 2001. Since June 2001, Mr. Mohn has been serving as Executive Vice President of Corporate Media Technology at Bertelsmann AG. From December 1998 to May 2001, Mr. Mohn served as Vice President of Media Technology at Direct Group, Bertelsmann AG. From May 1995 to November 1998, Mr. Mohn served as Managing Director of Bertelsmann Kalender GmbH, a subsidiary of Bertelsmann AG and also served as Managing Director of Mohndruck Kalender und Promotion Verlag GmbH, a subsidiary of Bertelsmann AG, and Dohse & Broelemann GmbH.

Unless marked otherwise, proxies received will be voted for the election of the nominee named above.

Required Vote

Election of directors will be by a plurality of the votes of the shares of stock entitled to vote on the election of directors. Accordingly, the nominees for director receiving the highest number of affirmative votes cast on the election of directors at the Annual Meeting will be elected as directors. If you do not vote for a nominee, or if you indicate “withholding authority” on your proxy card, your vote will not count either for or against the nominee. Also, if your broker does not vote on this proposal it will have no effect on the election.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE NAMED ABOVE.

Information About Director Not Standing for Re-election

Alan J. Patricof, age 72, has been a director since August 2003. Mr. Patricof is the founder and managing director of Greycroft LLC. Prior to founding Greycroft LLC in March 2006, he was chairman and co-founder of Apax Partners, L.P.-formerly Patricof & Co. Ventures, the company he founded in 1969. He currently serves on the boards of: Johnny Rockets, Upoc Networks, Inc, Handmark, Inc., The Newsmarket, VoodooVox and Boston Properties, Inc. He also serves on the Board of Overseers of Columbia Business School, the Trickle Up Program, NFTE (National Foundation for Teaching Entrepreneurship), TechnoServe and Endeavor Inc. Mr. Patricof is not standing for re-election to our Board of Directors at our 2007 annual meeting of stockholders. Mr. Patricof’s- decision not to stand for reelection was not the result of any disagreement with the Company.

THE BOARD OF DIRECTORS AND COMMITTEES

    Our Board of Directors met seven times during 2006. The Board of Directors also regularly holds executive sessions of the independent directors. Each director attended at least 75% of: (1) the total number of meetings of our Board of Directors, and (2) the total number of meetings held by all committees of the Board of Directors on which such director served. We expect two of our directors to attend the annual meeting. Last year, two of our Board of Directors’ members attended the annual meeting.

    Audit Committee. The members of our Audit Committee are Gary L. Ginsberg, William Washecka and Richard Sarnoff. Our Board of Directors has determined that each member of the Audit Committee is an “independent director” under the rules of the Nasdaq Stock Market and that each member satisfies the financial literacy requirements of the Nasdaq Stock Market. Our Board of Directors has determined that Mr. Washecka qualifies as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Mr. Washecka serves as the chairman of the committee. The Audit Committee met four times during 2006.

    The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and our Board of Directors, engages the independent registered public accounting firm to audit our financial statements, discusses the scope and results of the audit with the independent registered public accounting firm, and reviews with our management and the independent registered public accounting firm our interim and year-end operating results. In addition, the Audit Committee considers the adequacy of internal controls over financial reporting and oversees management’s assessment of the effectiveness of these controls.

    Our Board of Directors adopted a written charter for the Audit Committee that governs the Audit Committee’s responsibilities and functions. A copy of such written charter was attached to our proxy materials for our 2006 annual meeting as filed with the Securities and Exchange Commission on April 27, 2006.

    Compensation Committee. The members of the Compensation Committee are Gary L. Ginsberg and Oren Zeev. Our Board of Directors has determined that each member of the Compensation Committee is an “independent director” under the rules of the Nasdaq Stock Market. The Compensation Committee met one time during 2006. The Compensation Committee reviews and recommends the compensation arrangements for our executive officers and administers our stock compensation plans.

    Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was an officer or an employee of the Company at any time during 2006.

    Nominating Committee. Our Nominating Committee was established for the purposes of assisting our Board of Directors in its selection of nominees for election to the Board of Directors at annual meetings of the stockholders and to fill any vacancies or newly created directorships. The Nominating Committee is currently composed of Richard Sarnoff, William Washecka and Alan J. Patricof. Mr. Patricof declined to stand for re-election to the Board of Director at our 2007 annual meeting of stockholders, and accordingly, will step down from the Nominating Committee on June 20, 2007, the date of our 2007 annual meeting of stockholders. Our Board of Directors has determined that each member of the Nominating and Governance Committee is an “independent director” under the rules of the Nasdaq Stock Market. The Nominating Committee was established by our Board of Directors in February 2006 and has met one time in 2007 to approve the nominee for election as director at our 2007 annual meeting of stockholders.

    Stockholder Nominations. The Nominating Committee reviews, evaluates and proposes prospective candidates for our Board of Directors and considers nominees recommended by stockholders. Stockholders wishing to submit nominations must notify us of their intention to do so on or before the date on which stockholder proposals to be included in the proxy statement for the stockholder meeting must be received by us as set forth under “Stockholder Proposals.”

    Director Qualifications. Members of our Board of Directors must have personal and professional integrity, demonstrate exceptional ability and judgment and shall be effective, in conjunction with other nominees and directors, collectively, in serving our and our stockholders’ long-term interests. The Nominating Committee may also consider such other factors as are in our and our stockholders' best interests.

    Identifying Nominees. The Nominating Committee identifies nominees by first identifying the desired skill and experience of a new nominee based on the qualifications discussed above. The Nominating Committee will solicit ideas for possible candidates from members of the Board of Directors, senior executives, individuals personally known to members of the Board of Directors, third party search firms and prospective candidates recommended by our stockholders.

    Board Compensation. Other than for service on the Audit Committee, our directors do not receive cash compensation for serving as directors. Directors who are not currently employees are eligible to receive grants of stock options under our 1999 Stock Incentive Plan. On October 9, 2006, Mr. Washecka was granted an option to purchase 50,000 shares of common stock, with 12,500 shares vesting on April 9, 2007, and the remaining shares vesting 3% per month for the succeeding 25 months.

    The Chairman of the Audit Committee received an annual retainer of $25,000 per year through the third quarter of 2006. Beginning in the fourth quarter of 2006, the Chairman of the Audit Committee receives an annual retainer of $35,000. Each of the other members of the Audit Committee receives an annual retainer of $15,000 per year. All retainer amounts are paid quarterly.

    Communications with the Board. Our Board of Directors maintains a process for stockholders to communicate with the Board of Directors or individual directors as follows: Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to our corporate secretary, Helene Godin, c/o Audible, Inc., 1 Washington Park - 16th Floor, Newark, New Jersey 07102. Any such communication must contain (i) a representation that the stockholder is a holder of record of our common stock, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of our shares that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

    Code of Ethics and Business Conduct. Our Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on the corporate governance section of our website, www.audible.com. We require all of our officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position with the Company
Donald R. Katz	55	Chairman and Chief Executive Officer
William H. Mitchell	49	Chief Financial Officer (as of November 2006)
Glenn M. Rogers	57	Chief Operating Officer

    Donald R. Katz, age 55, has been the Chairman of our Board of Directors since April 1999, and a director since co-founding the Company in November 1995. Since July 2001, Mr. Katz has been serving as our Chief Executive Officer. From October 1999 to February 2000 and from November 1995 to March 1998, Mr. Katz served as our President and Chief Executive Officer. Prior to co-founding the Company, Mr. Katz was an author, business journalist and media consultant for over 20 years.

    Glenn M. Rogers, age 57, has been our Chief Operating Officer since June 2005. Prior to joining the Company, Mr. Rogers was the Managing Director of Silverback Group, LLC, a management consulting company he founded in January 2003.  Mr. Rogers completed a thirty-year career at Public Service Enterprise Group (PSEG) in April 2002 to pursue his entrepreneurial interests.  He retired from PSEG as the Vice President of Information Technology. Prior to leading PSEG’s Information Technology function, Mr. Rogers directed the financial planning, budgeting, and business strategy functions for PSEG.

    William H. Mitchell, age 49, has been our Chief Financial Officer since November 2006. Prior to joining the Company, Mr. Mitchell was the Chief Financial Officer of Viewpoint Corporation, an internet marketing technology company. From July 2002 to August 2003, Mr. Mitchell served as Chief Financial Officer of MaxWorldwide, Inc., an Internet-based provider of marketing solutions for advertisers and web publishers. From January 2001 to July 2002, Mr. Mitchell served as Chief Financial Officer for Tally Systems, Inc., a software development company. Mr. Mitchell graduated with an A.B. from Dartmouth College, MS and M.S./M.B.A. degrees from Northeastern University and obtained his certified public accountant license in 1982.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of our Board of Directors is responsible for establishing, implementing, and overseeing all aspects of our compensation philosophy. Its main objectives are to attract and retain the most talented and dedicated executives possible, to establish incentives to motivate these individuals to reach our corporate goals, and to encourage the promotion of internal equity and external competitiveness by ensuring that our compensation policies will enable us to retain our most talented people.

Compensation Strategy

To meet these goals, we have created a compensation package that is competitive and rewards executive performance with a mix of compensation components. We use various national and local compensation surveys to develop our compensation strategy and plans, and refer to these surveys for executive compensation purposes. Our compensation components include a base salary, equity-based incentives for all employees and discretionary cash bonuses. We adjust the mix of our compensation components and from year to year based on our overall performance and an executive’s individual contributions.

Elements of Compensation

Our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels commensurate with executives in other companies of similar size and stage of development operating in our industry while taking into account our relative performance and our own strategic goals. There are five major elements that comprise our compensation program: (i) base salary; (ii) annual incentive opportunities, including bonuses; (iii) long-term incentives such as equity awards; (iv) retirement benefits; and (v) change-in-control and severance benefits.

Base Salary. Executive base salary is adjusted periodically based on financial results and performance on developmental objectives that we believe are critical to our long-term progress. These objectives include progress on our current business plan’s objectives and staff development.

Bonus. Prior to 2007, we annually determined whether to pay bonuses and approved executive bonuses based upon the achievement of earnings and performance objectives that we believe are critical to our long-term progress and success. Bonuses are payable to officers, managers, and key employees based upon the recommendation of the Chief Executive Officer. We approve the bonuses for each of the named executive officers. During 2006, we did not pay a bonus to any of our named executive officers.

Retirement. We maintain a 401(k) plan for our employees, including our named executive officers. In 2006, we provided a matching contribution up to the first two percentage points of the employee’s salary that they contribute to their 401(k) plan.

Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity benefit plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have granted equity awards primarily through our 1999 Stock Incentive Plan, which was adopted by our Board of Directors and stockholders to permit the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to our officers, directors, employees and consultants.

    Awards, historically in the form of stock options or restricted stock units, are granted to new employees on their hiring date based on the recommendation of our officers, and subject to our approval. In addition, our officers periodically recommend to us, for our approval, stock awards to employees based on merit. In 2006, certain named executive officers were awarded stock awards under our 1999 Stock Incentive Plan in the amounts indicated in the section below entitled “Grants of Plan-Based Awards in 2006.” Mr. Rogers received a stock award of 10,000 restricted stock units in June 2006. Mr. Brian M. Fielding, Executive Vice President, Content Business Development & Business Affairs, and Mr. Guy A. Story, Chief Scientist, received stock awards of 31,600 and 29,000, respectively, in April 2006. These awards vest over a three year period, 10% on the first anniversary of the grant, 15% on the second anniversary of the grant, and 75% on the third anniversary of the grant. Mr. Mitchell received a stock award of 75,000 restricted stock units in November 2006, which vest at 33.3% on the first anniversary of the grant, 33.3% on the second anniversary of the grant, and 33.4% on the third anniversary of the grant. Most stock options outstanding under our current plan fully vest in a period of up to 50 months and expire in ten years. Most stock awards outstanding under our current plan fully vest in a period of 36 months and expire in ten years. We believe our 1999 Stock Incentive Plan is an important component of our compensation program and is critical to us remaining competitive. It also enables us to attract, motivate, and retain high-calibre employees to the ultimate benefit of stockholders. This is especially important today as we look to hire new employees over the next several years in line with its expectations for revenue and profit growth.

Severance and/or Change-in-Control Benefits. Our named executive officers, whom are designated below under “- Summary Compensation Table,” are entitled to certain severance and/or change-of-control benefits, the terms of which are described below under “- Change of Control Arrangements.” We believe these severance and/or change-of-control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

1999 Stock Incentive Plan

Our 1999 Stock Incentive Plan was approved by our Board of Directors and stockholders in 1999 and subsequently amended to increase the number of shares available under the plan in 2003 and 2005.

Purpose. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success by enabling us to attract, retain and reward the best-available people.

Shares Subject to the Plan. The number of shares of common stock that we may issue with respect to awards granted under the plan will not exceed an aggregate of 5,700,000 shares. These limits will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, share exchanges and the like.  If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered or cancelled as to any shares, or if any shares of common stock are repurchased by or surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if we withhold any shares, the shares subject to such award and the repurchased, surrendered and withheld shares will thereafter be available for further awards under the plan.

Administration. The plan is administered by our Board of Directors or by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (1) determine who is eligible for awards, and when such awards will be granted; (2) determine the types of awards to be granted; (3) determine the number of shares covered by or used for reference purposes for each award; (4) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (5) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, generally, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (6) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (7) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period. In the event of any stock dividend, stock split, reverse stock split, spin-off, split-up, recapitalization, merger, consolidation, or share exchange, and the like, that does not result in a “change in control,” as described below, the administrator may adjust the number of shares covered by and the exercise price and other terms of outstanding awards to reflect such event.

Eligibility. Participation in the plan is open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. The administrator may also grant awards to individuals in connection with hiring, retention or otherwise, before the date the individual first performs services; however, those awards will not become vested or exercisable before the date the individual first performs those services.

Awards

The plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards, performance awards and other stock-based awards. The administrator may grant these awards separately or in tandem with other awards.

Stock Options. The plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means that the administrator approves.

Stock Appreciation Rights. The plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised.

Stock and Phantom Stock Awards. The plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Awards denominated in stock-equivalent units will be credited to a book-keeping reserve account solely for accounting purposes. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

Performance Awards. The plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or us or an affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards. The administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in common stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into common stock, or in any combination of the foregoing and may be paid in common stock or other securities, in cash, or in a combination of common stock or other securities and cash, all as determined in the sole discretion of the administrator.

401(k) Plan

We have a 401(k) plan based on contributions from employees and discretionary Company contributions. Under the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($15,500 in calendar year 2007) and have the amount of the reduction contributed to the plan. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the 401(k) plan, provided that such employees are age 50 or older ($5,000 in calendar year 2007). As of December 31, 2004, the Company had not contributed to the 401(k) plan to date. Beginning January 1, 2005, the Company adopted a policy to match up to the first two-percent of salary contributions made from employees into the 401(k) plan. During the years ended December 31, 2005 and 2006, the Company made contributions of $0.1 million and $0.2 million, respectively. As a tax-qualified plan, we can generally deduct contributions to the 401(k) plan when made, and such contributions are not taxable to participants until distributed from the plan. Pursuant to the terms of the plan, participants may direct the trustees to invest their accounts in selected investment options.

Summary Compensation Table

    The following summary compensation table sets forth the compensation paid by us during 2006 to our chief executive officer, our chief financial officer, our former chief financial officer and our three most highly compensated executive officers at the end of our last completed fiscal year, whom we refer to collectively as our “named executive officers.”

Name and Principal Position	Salary ($)	Stock Awards ($) (5)	Option Awards ($) (4) (6)	All Other Compensation ($)	Total ($)
Donald R. Katz Chairman and Chief Executive Officer	245,404	342,614	558,732	--	1,146,750
William H. Mitchell Chief Financial Officer (1)	27,118	23,762	--	$3,210	54,090
Glenn M. Rogers Chief Operating Officer	225,000	160,302	174,137	--	559,439
Brian M. Fielding Executive Vice President, Content Business Development & Business Affairs	199,604	169,499	67,763	--	436,866
Guy A. Story, Jr. Chief Scientist	190,996	162,723	67,763	--	421,482
Andrew P. Kaplan Former Chief Financial Officer (2)	184,001	76,500	169,482	23,735 (2) 19,200 (3)	472,919

(1) William H. Mitchell succeeded Mr. Kaplan as our Chief Financial Officer, as the Principal Financial Officer and Principal Accounting Officer, effective November 20, 2006. Mr. Mitchell’s annual salary is $270,000. Mr. Mitchell is provided access to a company apartment at a cost of $3,210 a month for rent and parking.
(2) Effective November 17, 2006, Andrew P. Kaplan no longer serves as our Chief Financial Officer. Upon termination on November 20, 2006, Mr. Kaplan received a compensation package of 26 weeks of severance totalling $106,400. He was also owed $4,092 for remainder of days worked and 29 days of vacation totalling $23,735, for total outstanding compensation of $134,227. Of this amount, $26,600 was paid in 2006, with the remaining $107,627 due to be paid in 2007.
(3) Throughout Mr. Kaplan’s employment with us, he was provided an apartment at a cost of $1,600 a month for rent.
(4) Refer to the footnotes in the 2006 annual report on Form 10-K for details on all assumptions made for purposes of calculating the stock based compensation expense.
(5) Stock compensation for stock awards represents the following grants:
•
Restricted stock grant made on June 10, 2005 to Mr. Katz for 75,000 shares. 38,252 of these shares vest on March 15, 2009. However, the Company’s Board of Directors may authorize accelerated vesting on an annual basis depending upon the financial performance of the Company. The remaining 36,748 shares vest on June 10, 2009.

•
Restricted stock grant made on June 13, 2005 to Mr. Rogers for 25,000 shares, which vest in full on June 13, 2008, and restricted stock grant made on June 13, 2006 to Mr. Rogers for 10,000 shares, which vest 10% on the first anniversary, 15% on the second anniversary, and 75% on the third anniversary.

•	Restricted stock grant made on July 1, 2005 to Mr. Fielding and Mr. Story for 10,000 shares each. These shares vest in full on July 1, 2007.
•	Restricted stock grant made on July 1, 2005 to Mr. Kaplan became fully vested immediately upon termination of Mr. Kaplan's employment with us.
•
Restricted stock grant made on April 5, 2006 to Mr. Fielding and Mr. Story for 31,600 and 29,000 shares, respectively. These shares vest 10% on the first anniversary, 15% on the second anniversary, and 75% on the third anniversary.

•
Restricted stock grant made on November 20, 2006 to Mr. Mitchell for 75,000 shares. These shares vest 33.3% on the first anniversary, 33.3% on the second anniversary, and 33.4% on the third anniversary.

(6) Stock compensation for option awards represents the following grants:
•	Stock option grants made on August 1, 2003 to Mr. Katz, Mr. Fielding and Mr. Story for 112,455, 43,605, 58,904, and 43,604 shares, respectively. These grants vest over a 48 month period.
•	Stock option grants made on September 25, 2003 to Mr. Katz, Mr. Fielding and Mr. Story for 157,044, 60,894, 82,261, and 60,894 shares, respectively. These grants vest over a 48 month period.
•	Stock option grants made on August 1, 2003 and September 25, 2003 to Mr. Kaplan became fully vested immediately upon termination of Mr. Kpalan's employment with us.
•	Stock option grant made on June 10, 2005 to Mr. Katz for 100,000 shares, which vests over a 45 month period.
•	Stock option grant made on June 13, 2005 to Mr. Rogers for 50,000 shares, which vests over a 50 month period.

Grants of Plan-Based Awards

We have granted and plan to continue to grant options and restricted stock to purchase our common stock to executive officers, employees and other service providers. The following table provides information concerning options and restricted stock granted during 2006, and unexercised options held as of December 31, 2006, by each of our named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards
Donald R. Katz	--	--	--	--	--
William H. Mitchell	11/20/2006	75,000	--	--	$23,762
Glenn M. Rogers	06/13/2006	10,000	--	--	$16,639
Brian M. Fielding	04/05/2006	31,600	--	--	$82,352
Guy A. Story, Jr.	04/05/2006	29,000		--	$75,576
Andrew P. Kaplan (1)	11/06/2006 11/17/2006 11/17/2006	10,000 -- --	-- 13,499 20,565	-- $1.62 $3.42	$76,500 $81,669 $87,813

(1) We amended a grant agreement with Andrew P. Kaplan, our Chief Financial Officer and Executive Vice President, effective as of November 6, 2006 with respect to 10,000 shares of outstanding, unvested restricted stock units (the “Units”) granted under our 1999 Stock Incentive Plan, as amended. Pursuant to the amended grant agreement, the Units became fully vested immediately upon the termination of Mr. Kaplan’s employment with us. To comply with Internal Revenue Code section 409A(a)(2)(A)(i), settlement of the Units will occur under the amended grant agreement on the first business day that is at least six months following the date of his termination. Upon such settlement, we will issue to Mr. Kaplan 10,000 shares of our common stock underlying the vested units. Effective as of November 17, 2006 we also accelerated the vesting with respect to outstanding, unvested options to purchase 34,064 shares of our common stock (the “Options”) granted under the Plan such that the Options became fully vested and exercisable upon the termination of Mr. Kaplan’s employment with us.
(2) The exercise price is determined by the closing price of our common stock on the day immediately preceding each employee's start date.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2006.

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (8)	Option Expiration Date (7)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Donald R. Katz (1)	83,333 83,334 15,420 117,912 47,614 46,097 15,922 111,674 12,250 --	-- -- -- -- -- 18,744 20,361 9,087 75,132 12,618	4.69 1.50 2.97 2.97 1.62 1.62 3.42 3.42 15.85 15.85	2/19/2011 7/23/2011 2/13/2012 2/13/2012 8/01/2013 8/01/2013 9/25/2013 9/25/2013 6/10/2015 6/10/2015	36,748 38,252 -- -- -- -- -- -- -- --	291,411.64 303.338.36 -- -- -- -- -- -- -- --
William H. Mitchell (3)	--	--	--	--	75,000	594,750.00
Glenn M. Rogers (2)	5,747 12,253	13,241 18,759	15.99 15.99	6/13/2015 6/13/2015	25,000 10,000	198,250.00 79,300.00
Brian M. Fielding (4)	15,876 17,457 12,320 179 6,359 30,447	-- -- -- -- 7,269 11,418	28.32 28.32 31.32 31.32 1.62 3.42	3/22/2010 3/22/2010 3/22/2010 3/22/2010 8/01/2013 9/25/2013	10,000 31,600 -- -- -- --	79,300.00 250,588.00 -- -- -- --
Guy A. Story, Jr. (5)	2,424 14,242 17,141 4,525 31,666 3,633 32,703 13,385 36,090	-- -- -- -- -- -- 7,268 -- 11,419	31.32 31.32 3.75 3.75 2.97 1.62 1.62 3.42 3.42	3/22/2010 3/22/2010 8/18/2010 8/18/2010 2/13/2012 8/01/2013 8/01/2013 9/25/2013 9/25/2013	10,000 29,000 -- -- -- -- -- -- --	79,300.00 229,970.00 -- -- -- -- -- -- --
Andrew P. Kaplan (6)	20,830 87,503 22,500 2,500 1,129 7,204 215 49,750 32,691	-- -- -- -- -- -- -- -- --	24.00 24.00 28.32 28.32 3.75 3.75 1.62 3.42 3.42	2/15/2007 2/15/2007 2/15/2007 2/15/2007 2/15/2007 2/15/2007 2/15/2007 2/15/2007 2/15/2007	-- -- -- -- -- -- -- -- --	-- -- -- -- -- -- -- -- --

(1) The vesting dates for Mr. Katz stock options and restricted stock are as follows:
•	Option award granted on February 19, 2001 - 33.3% options vest on the grant date, with the remaining balance vesting pro rata at 2% per month.
•	Option award granted on July 23, 2001 - options vest pro rata over a period of 18 months.
•
Option award granted on February 13, 2002 - 5% vest on January 15, 2003, with the remaining balance vesting on the last day of each of the following nineteen quarters beginning with quarter ending March 31, 2003.

•	Option award granted on August 1, 2003 and September 25, 2003 - vest pro rata over a 48 month period.
•	Option award granted on June 10, 2005 - vest pro rata over a 45 month period.
•
Restricted stock award granted on June 10, 2005 - 38,252 of these shares vest on March 15, 2009. However, the Company’s Board of Directors may authorize accelerated vesting on an annual basis depending upon the financial performance of the Company. The remaining 36,748 shares vest on June 10, 2009.

(2) The vesting dates for Mr. Rogers stock options and restricted stock are as follows:
•	Option award granted on June 13, 2005 - vest pro rata over a 50 month period.
•	Restricted stock award granted on June 13, 2005 - vest in full on June 13, 2008.
•
Restricted stock award granted on June 13, 2006 - vest 10% on the first anniversary of the grant date, 15% on the second anniversary of the grant date, and 75% on the third anniversary of the grant date.

(3) Upon the commencement of his employment on November 20, 2006, Mr. Mitchell was granted 75,000 of our restricted stock units or restricted stock under our 1999 Stock Incentive Plan. Mr. Mitchell’s restricted stock units/restricted stock shall vest in accordance with the following schedule: 33.3% of the units will vest at the end of Year 1, 33.3% of the shares shall vest at the end of Year 2, and 33.4% of the shares shall vest at the end of Year 3.

(4) The vesting dates for Mr. Fielding stock options and restricted stock is as follows:
•	Options award granted on March 22, 2000 - vest pro rata over a 50 month period.
•	Option award granted on August 1, 2003 and September 25, 2003 - vest pro rata over a 48 month period.
•	Restricted stock award granted on July 1, 2005 - vests in full on July 1, 2007.
•
Restricted stock award granted on April 5, 2006 - vest 10% on the first anniversary of the grant date, 15% on the second anniversary of the grant date, and 75% on the third anniversary of the grant date.

(5) The vesting dates for Mr. Story stock options and restricted stock is as follows:
•	Options award granted on March 22, 2000 and August 18, 2000 - vest pro rata over a 50 month period.
•
Options award granted on February 13, 2002 - 5% vest on January 15, 2003, with the remaining balance vesting on the last day of each of the following three quarters beginning with quarter ending March 31, 2003.

•	Option award granted on August 1, 2003 and September 25, 2003 - vest pro rata over a 48 month period.
•	Restricted stock award granted on July 1, 2005 - vests in full on July 1, 2007.
•
Restricted stock award granted on April 5, 2006 - vest 10% on the first anniversary of the grant date, 15% on the second anniversary of the grant date, and 75% on the third anniversary of the grant date.

(6) We amended a grant agreement with Andrew P. Kaplan, our Chief Financial Officer and Executive Vice President, effective as of November 6, 2006 with respect to 10,000 shares of outstanding, unvested restricted stock units granted under our 1999 Stock Incentive Plan, as amended. Pursuant to the amended grant agreement, such units became fully vested immediately upon the termination of Mr. Kaplan’s employment with us. To comply with Internal Revenue Code section 409A(a)(2)(A)(i), settlement of the units will occur under the amended grant agreement on the first business day that is at least six months following the date of his termination. Upon such settlement, we will issue to Mr. Kaplan 10,000 shares of our common stock underlying the vested units. Effective as of November 17, 2006 we also accelerated the vesting with respect to outstanding, unvested options to purchase 34,064 shares of our common stock granted under the Plan such that the options became fully vested and exercisable upon the termination of Mr. Kaplan’s employment with us.

(7) All stock options outstanding under our current plan expire in ten years.

(8) The exercise price is determined by the closing price of our common stock on the day immediately preceding each employee's start date.

Options Exercised and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donald R. Katz	--	--	--	--
William H. Mitchell	--	--	--	--
Glenn M. Rogers	--	--	--	--
Brian M. Fielding	46,142	338,817.24	--	--
Guy A. Story, Jr.	--	--	--	--
Andrew P. Kaplan	189,176	1,157,649.22	10,000	76,500

Employment Arrangements with Named Executive Officers

Donald R. Katz. Mr. Katz’s employment agreement, dated as of January 2, 2007, provides for an annual base salary of $300,000. Mr. Katz will be eligible to earn a bonus from us, payable in the form of a stock award of up to 25,000 shares each year. Fifty percent of the yearly stock award may be granted in the discretion of the Compensation Committee, and 50% will be granted if certain mutually agreed-upon individual objectives and corporate performance levels relative to budgeted revenue and earnings before interest, taxes, depreciation, and amortization are met. All stock awards granted pursuant to the above arrangement will vest immediately upon their grant. Provided he is then employed by us, Mr. Katz will receive additional grants of 20,000 restricted stock units and an option to purchase 60,000 shares of our common stock on the first business day of each of 2007, 2008 and 2009. The options will have an exercise price per share equal to the closing market price on the last trading day immediately preceding the effective date of the grant. Subject to Mr. Katz’s continued employment by us, the units and options will vest in equal amounts semi-annually over three years from the date of their grant. In the event that Mr. Katz is terminated without cause or he terminates his employment for good reason, he will receive nine month’s severance as well as health benefits for 18 months.

William H. Mitchell. Mr. Mitchell’s employment agreement, dated November 20, 2006, provides for an annual base salary of $270,000. Mr. Mitchell will be eligible to earn a bonus from us, with an annual target payout of 50% of his base salary and with a minimum annual payout during 2007 of $80,000. The minimum annual bonus will be payable quarterly commencing with the close of our first quarter 2007. The actual bonus payout in excess of the minimum annual amount shall be determined based upon meeting mutually agreed upon individual and corporate performance levels. Mr. Mitchell will also be eligible to participate in our employee benefit programs (including medical, dental and other insurance programs) generally available to all of our full-time employees. Upon his hiring, Mr. Mitchell received 75,000 shares of restricted stock. Subject to Mr. Mitchell’s continued employment by us, the shares vest as follows: (a) 33.3% of the shares will vest at the end of Mr. Mitchell’s first year of employment, (b) 33.3% of the shares will vest at the end of Mr. Mitchell’s second year of employment and (c) 33.4% of the shares will vest at the end of Mr. Mitchell’s third year of employment. The vesting will be accelerated in the event of our sale or merger. Mr. Mitchell is also provided an apartment.

Andrew P. Kaplan. Effective November 17, 2006, Mr. Kaplan no longer serves as our Chief Financial Officer and Executive Vice President.

Glenn M. Rogers. Mr. Rogers’ employment agreement, dated January 2, 2007 provides for an annual base salary of $250,000. Mr. Rogers will be eligible to earn a bonus from us, with an annual target payout of 50% of his base salary. The actual bonus payout shall be determined based upon meeting mutually agreed upon individual objectives and corporate performance levels. Effective January 2, 2007, Mr. Rogers received an award of 50,000 restricted stock units and an award of 25,000 restricted stock units. Subject to Mr. Rogers’ continued employment by us, the 50,000 unit grant shall vest as follows: (a) 33.3% of the units will vest on the first anniversary of the grant date, (b) 33.3% of the units will vest on the second anniversary of the grant date and (c) 33.4% of the units will vest on the third anniversary of the grant date. Also subject to Mr. Rogers’ continued employment by us, the 25,000 unit grant shall vest in full on June 1, 2008.

Brian M. Fielding. Mr. Fielding has been our Executive Vice President, Content, Business Development, and Business Affairs since April, 1997. Mr. Fielding does not have a written employment agreement with us. His employment arrangement provides for an annual base salary of $207,200, and he is eligible for additional cash and equity bonuses.

Guy A. Story, Jr. Mr. Story had been our Chief Scientist since 1996. Mr. Story does not have a written employment agreement with us. His employment arrangement provides for an annual base salary of $197,200, and he is eligible to receive additional cash and equity bonuses.

We require all our employees to sign agreements that prohibit the disclosure of our confidential or proprietary information. Each of these employees also has agreed to non-competition and non-solicitation provisions that will be in effect during his employment and for one year thereafter.

Change of Control Arrangements

Donald R. Katz. Subject to additional accelerated vesting pursuant to the severance agreement (as described below), in the event Mr. Katz’s employment is terminated, options and units that are not vested as of the date of termination will be forfeited by Mr. Katz without payment by us of any consideration. Mr. Katz will continue to be eligible to participate in our employee benefit programs (including medical, dental and other insurance programs) generally available to our employees.

Mr. Katz also entered into a letter agreement with us on July 30, 2003 dealing with severance and the conditions thereof. In the event that Mr. Katz is terminated by us without cause or he terminates his employment for good reason, he will receive nine month’s severance as well as health benefits for 18 months. Payments under the severance agreement will not be triggered if Mr. Katz ceases to hold the title of, or have the authority, duties or responsibilities of, Chief Executive Officer but continues to have the opportunity to serve as our executive chairman. Upon his termination without cause or for good reason, 50% of all unvested options held by Mr. Katz shall immediately vest. The Board of Directors, in its discretion, may also choose to accelerate vesting of outstanding options or units in addition to the 50% automatic vesting of unvested options. Solely to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, all payments due under the severance agreement during the six-month period measured from the date that Mr. Katz incurs a Separation from Service (as defined under Section 409A) will accrue and be paid to Mr. Katz with interest at prime plus 1% on the first business day after expiration of such six-month period. Mr. Katz will not be entitled to severance if his employment is terminated at any time and for any reason after three years from the date of his employment agreement.

Glenn M. Rogers. In the event Mr. Roger’s employment is terminated, units that are not vested as of the date termination will be forfeited without payment by us of any consideration. Mr. Rogers will continue to be eligible to participate in our employee benefit programs (including medical, dental and other insurance programs) generally available to our employees.

William H. Mitchell. Pursuant to the terms of the offer letter to join us, Mr. Mitchell is entitled to twelve months salary and benefits continuation in the event of termination without cause.

Brian M. Fielding. There is no change of control or severance arrangement in place at this time.

Guy A. Story, Jr. There is no change of control or severance arrangement in place at this time.

All employees are eligible for accelerated partial vesting of stock options and restricted stock units upon occurrence of a change in control.

Compensation of Directors

Other than for service on the Audit Committee, our directors do not receive cash compensation for serving as directors. Directors who are not currently employees are eligible to receive grants of stock options under our 1999 Stock Incentive Plan.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Gary L. Ginsberg	15,000	26,473	41,473
Johannes Mohn	--	26,473	26,473
Alan Patricof	--	158,838	158,838
Richard Sarnoff	15,000	26,473	41,473
William H. Washecka	27,500	198,897	226,397
Oren Zeev	--	158,838	158,838

(1) The Chairman of the Audit Committee received an annual retainer of $25,000 per year through the third quarter of 2006. Beginning in the fourth quarter of 2006, the Chairman of the Audit Committee receives an annual retainer of $35,000. Each of the other members of the Audit Committee receives an annual retainer of $15,000 per year. All retainer amounts are paid quarterly.

(2) On October 9, 2006, Mr. Washecka was granted an option to purchase 50,000 shares of common stock, with 12,500 shares vesting on April 9, 2007, and the remaining shares vesting 3% per month for the succeeding 25 months.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

For the Year Ended December 31, 2006

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the committee recommended that our Board of Directors that the Compensation Discussion and Analysis be included in the company’s 2007 proxy statement. This report is provided by the following independent directors, who comprise the committee:

Gary L. Ginsberg Oren Zeev
April 27, 2007

AUDIT COMMITTEE REPORT ON

AUDITED FINANCIAL STATEMENTS

For the Year Ended December 31, 2006

The Audit Committee of the Board of Directors is comprised of three independent directors as of the date of this report: Gary L. Ginsberg, William Washecka and Richard Sarnoff. The Audit Committee met four times during 2006.

We operate under the written charter adopted by the Board of Directors, and are responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. Each year, we recommend to the Board of Directors the selection of the Company’s independent registered public accounting firm.

Management is responsible for preparing the Company’s financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of the internal control over financial reporting. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports on the results of their audit. In this context, we have met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to us that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles, and we have reviewed and discussed the financial statements with management and the independent registered public accounting firm.

We discussed with KPMG LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of KPMG’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

KPMG LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with KPMG LLP that firm’s independence. We further considered whether the provision by KPMG LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors’ independence.

Based on our discussion with management and the independent registered public accounting firm and our review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

William Washecka, Chairman Gary L. Ginsberg Richard Sarnoff
April 25, 2007

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of our financial statements for the fiscal years ended December 31, 2006 and 2005, for the audit of internal control over financial reporting including our assessment of the effectiveness of internal control over financial reporting, reviews of our interim financial statements included in our Forms l0-Q for the fiscal years, issuance of consents and accounting research and consultation were $1,480,000 and $1,619,000, respectively.

Audit Related Fees. The aggregate fees billed by KPMG LLP for audit-related services during the fiscal years ended December 31, 2006 and 2005 were none and $16,000, respectively.

Tax Fees. There were no fees billed by KPMG LLP for professional services rendered for tax compliance, tax advice or tax planning for the fiscal years ended December 31, 2006 and 2005.

All Other Fees. There were no other fees billed or other services rendered by KPMG LLP during the fiscal years ended December 31, 2006 and 2005.

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The policy permits the Audit Committee to delegate pre-approval authority to one or more members, provided that any pre-approval decisions are reported to the Audit Committee at its next meeting. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. For 2006 and 2005, all audit and permissible non-audit services provided by KPMG LLP were approved in advance by the Audit Committee.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2007 by:

• each person who we know beneficially owns more than 5% of the common stock;
• each member of our Board of Directors;
• each of our named executive officers; and
• all of the directors and executive officers as a group.

    Unless otherwise indicated, (1) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and (2) the address for the persons named in the table is c/o Audible, Inc., 1 Washington Park - 16th Floor, Newark, New Jersey 07102.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding (1)
Apax Managers, Inc.(2)	5,897,934	24.0%
445 Park Avenue, 11th Floor
New York, NY 10022

AXA Financial, Inc. (3)	3,605,921	14.9%
1290 Avenue of the Americas
New York, New York 10104

Random House, Inc. (4)	1,380,029	5.6%
Random Mouse Ventures L.L.C.
Bertelsmann Multimedia, Inc.
1540 Broadway
New York, NY 10036

Donald R. Katz (5)	881,089	3.6%

William H. Mitchell	--	*

Glenn M. Rogers (6)	23,000	*

Brian M. Fielding (6)	80,849	*

Guy A. Story, Jr. (7)	207,266	*

Andrew P. Kaplan (8)	45,333	*

Johannes Mohn (9)	41,666	*

Richard Sarnoff (9)	41,666	*

Oren Zeev (9)	50,000	*

William H. Washecka (9)	64,000	*

Gary L. Ginsberg (9)	38,333	*

Alan J. Patricof (9) (10)	50,000	*

All Named Executive Officers and Directors as a Group (12 person) (11)	1,523,202	6.0%
* Represents less than 1.0% beneficial ownership.

(1) As of March 31, 2007, we had outstanding 24,242,400 shares of common stock. Unless otherwise noted, the persons named in this table have sole voting power with respect to all shares of common stock. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants, restricted stock units or conversion privileges, are deemed outstanding for the purposes of computing the percentage of the outstanding securities owned by such person but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Share ownership in each case includes shares issuable upon exercise of outstanding options, warrants and restricted stock units that are exercisable within 60 days of March 31, 2007.
(2) The number of shares beneficially owned is based on the information contained in that certain Amendment to Schedule 13D that was filed with the SEC on November 24, 2004, reporting beneficial ownership of securities of the Company held by Apax Excelsior VI, L.P., Apax Excelsior V1-A; C.V., Apax Excelsior VI-B, C. V. and Patricof Private Investment Club III. L.P. (collectively, the “Excelsior VI Funds”), and includes 333,332 shares of common stock issuable upon exercise of warrants. As reported in the Schedule 13D, Apax Managers, Inc. is the general partner of certain entities, including Apex Excelsior VI Partners, L.P. Apex Excelsior VI Partners, L.P. is the general partner of certain private equity funds, including the Excelsior VI Funds. As reported in the Schedule 13D, Apex Managers, Inc. has the sole power to vote or direct the vote and to dispose or to direct the disposition of all shares of common stock deemed beneficially owned by it.
(3) The number of shares beneficially owned is based on the information contained in that certain Amendment to Schedule 13G that was filed with the SEC on February 13, 2007.
(4) The number of shares beneficially owned is based on the information contained in that certain Amendment to Schedule 13D that was filed with the SEC on December 6, 2004. Includes 292,777 shares of common stock issuable upon exercise of warrants.
(5) Includes 576,339 shares issuable upon exercise of options.
(6) Represents shares issuable upon exercise of options.
(7) Includes 166,543 shares issuable upon exercise of options
(8) Represents 10,000 restricted shares of common stock awarded to Mr. Kaplan. These shares cease to be restricted shares on July 1, 2007. As of November 2006, Mr. Kaplan is no longer the Chief Financial Officer of the Company.
.(9) Represents shares issuable upon exercise of options.
(10) Represents shares issuable upon exercise of options. Mr. Patricof has decided to not stand for reelection as a director and his term as a director will end on June 20, 2007 at the Annual Meeting.
(11) Includes 1,142,395 shares issuable upon exercise of options and restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Random House, Inc. Random House is a major audio book publisher which licenses audio content to Audible for resale to its customers. Payments to Random House under these license agreements exceeded 5% of our revenue in 2005 and 2006. Entities affiliated with Bertelsmann AG, including Random House, Inc. and Random House Ventures LLC, together own more than 5% of our outstanding common stock. Johannes Mohn is an executive at Bertelsman A. G. Richard Sarnoff is an executive at Random House.

On August 30, 2004, Audible, Inc., Verlagsgruppe Random House GmbH (“Random House”) and Holtzbrinck Networxs AG (“Holtzbrinck”) entered into a joint venture agreement to form Audible GmbH (“Audible Germany”). Random House is an affiliate of Bertelsmann AG. Bertelsmann AG and its affiliates own approximately 5.6% of our common stock, inclusive of certain common stock warrants held by the entities.

Audible Germany has the exclusive rights to operate a German language Audible Web site. Under the original joint venture, Random House and Holtzbrinck each contributed a nominal amount in exchange for each receiving a 24.5% interest in Audible Germany. We were required to contribute a nominal amount in exchange for a 51% interest in Audible Germany. After the initial formation, Random House and Holtzbrinck were to provide additional equity financing of approximately $1.5 million each in certain installments, subject to Audible Germany meeting certain milestones. The full amount has been funded by Random House and Holtzbrinck. In the event of liquidation of Audible Germany, this additional financing by Random House and Holtzbrinck accrues interest at 8% per annum and is senior to Audible's capital investment. We may, but are not obligated to, contribute additional capital to the entity. Any profits distributed by Audible Germany are to be distributed in accordance with the ownership interests. In July 2006, a new investor, Luebbe, contributed €0.3 million for a 5% interest in Audible Germany. This contribution reduced our interest to 48% and Random House’s and Holzbrinck’s ownership percentage to 23.5% each.

In October 2006, the original joint venture agreement was amended to provide additional financing commitments for the investors. Accordingly, additional contributions were made by us and Holtzbrinck in October 2006 and December 2006. During the fourth quarter of 2006, we contributed €0.3 million, or $0.4 million, and Holtzbrinck contributed €0.7 million. In addition, we contributed a nominal amount and Holtzbrinck contributed a nominal amount as statutory capital contributions during the fourth quarter of 2006. These contributions further changed the ownership percentages to 44.9% for us, 30.9% for Holtzbrinck, 19.5% for Random House, and 4.7% for Luebbe.

On September 15, 2004, Audible, Inc., France Loisirs S.A.S. (“France Loisirs”) and Audio Direct S.A.S., a wholly-owned subsidiary of France Loisirs (“Audio Direct”), entered into a 24-month Master Alliance Agreement (the “Agreement”). France Loisirs is a wholly-owned subsidiary of Bertelsmann AG. The Agreement expired in September 2006. On September 15, 2006, the parties agreed to extend the period of the original Agreement to December 31, 2006. Effective November 30, 2006, the parties agreed to a second extension of the original agreement from November 30, 2006 to March 31, 2007, and effective March 31, 2007 the parties agreed to extend the terms of the Master Alliance Agreement for an additional three year term. During this time, terms and conditions of the original Agreement remain in effect.

Under the Agreement, in the quarter ended March 31, 2005, France Loisirs launched a French language spoken word audio service through Audio Direct. The terms provide for us to provide intellectual property and substantially all of the technological infrastructure for the operation of the service. In return, France Loisirs is required to pay us $1.0 million, payable as follows: $0.3 million in September 2004, $0.3 million in October 2004, $0.3 million in January 2005 and $0.1 million evenly over the following 12 months. As of December 31, 2006, we have received the full amount. Commencing the first fiscal year after the business achieves positive net income, we will receive a royalty of 5% of the business's net paid revenue. Net paid revenue refers to net revenues for digital spoken word content after the deduction of taxes but excluding certain hardware revenue. The 5% royalty will apply until the business net paid revenue exceeds €20.0 million. Once net paid revenue exceeds €20.0 million, we will receive a flat fee of €1.0 million. If net paid revenue exceeds €33.3 million, we will receive a royalty payment of €1.0 million, plus 3% of net paid revenue in excess of €33.3 million. An additional royalty is payable equal to one-half of the distributable pre-tax profits of the business.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, our stockholders may present proposals for inclusion in our proxy statement for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner. Any such proposal must comply with Rule 14a-8 and must be received by the Company at the address appearing on the first page of this proxy statement no later than December 28, 2007.

Our by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to our Secretary not less than sixty days and not more than ninety days before the anniversary of the prior years’ meeting. A stockholder must submit a matter to be raised at our 2008 annual meeting of stockholders on or after March 18, 2008, but not later than, April 17, 2008. The written notice should be sent to our corporate secretary, Helene Godin, c/o Audible, Inc., 1 Washington Park - 16th Floor, Newark, New Jersey 07102 and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on our books and the number of shares of our common stock the stockholder beneficially owns.

SEC rules set forth standards for what stockholder proposals we are required to include in a proxy statement for an annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors and executive officers filed all required reports during 2006 in a timely fashion, with the following exception: Messr. Washecka failed to timely file one Form 4 relating to the grant of stock options. Such Form 4 filing subsequently was made.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares are represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

AUDIBLE, INC.
1 Washington Park - 16th Floor
Newark, New Jersey 07102-3116

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Donald R. Katz, William H. Mitchell and Helene Godin, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Audible, Inc. held of record by the undersigned on April 24, 2007 at the annual meeting of Stockholders to he held on June 20, 2007 at 10:00 a.m. local time, at the offices of the Company, 1 Washington Park - 16th Floor, Newark, New Jersey 07102 and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

☒   Please mark holes as in this example.

1.	Election of Director to serve until 2010. Nominee: Oren Zeev.

☐   FOR    ☐   AGAINST    ☐   ABSTAIN

Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below:

In their discretion, the proxies are authorized to vote upon such other matters which may properly come before the annual meeting or any adjournment thereof

☐  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, trusts, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature of Shareholder
Date:		, 2007

Signature if held jointly